Exhibit 10.10

A.T. Cross Company
Incentive Compensation Plan - 2008

Introduction

The following Incentive Plan (the "Plan") will be implemented for 2008. The purpose of the Plan is to drive participants towards achievement of A.T. Cross Company ("Cross") and Cross Accessory Division ("CAD") financial goals, and to motivate, retain and reward participants. For 2008, the Plan will calculate incentive awards for all participants based on the achievement of either annual Cross or CAD OIBT. The award will then be modified based on achievement of individual performance objectives.

Individual Objectives will be determined based on individual responsibilities and agreed upon by the President and CEO of Cross or the President of CAD as applicable, with the appropriate Vice President.

Operation of Plan

Each OIBT Award incentive pool is created when certain levels of OIBT are achieved by Cross and/or CAD. Based on the level of acheivement, the incentive pool will be created by multiplying the (i) base pay of participants by (ii) the participants' target bonus level by (iii) the OIBT Bonus Payout Percentage.

Example Only:

Hypothetical OIBT Funding Matrix to Create Incentive Pool
Pre-Bonus	$10 Million	0%	OIBT Bonus Payout
OIBT	$11 Million	10%	Percentage
Achievement of	$15 Million	50%
Plan	$20 Million	100%
	$25 Million	150%

A Modifier will then be applied to the calculated award based on the achievement of the pre-determined individual performance objectives.

Each individual objective will be evaluated on the following scale:

Modifier for Achievement of Individual Objectives

Objective Rating	Multiplier

Did Not Achieve Results	0.00
Achieved Results	1.00
Exceeded Results	1.20

For each participant, a weighting is assigned at the beginning of the Plan year to each objective. Each objective is then evaluated at the end of the Plan year to determine the level of achievement. Based on the achievement level, a multiplier is earned as described above. A weighted average multiplier is then calculated for all the participant's objectives. Once the weighted average multiplier is determined, it will modify the Cross and/or CAD OIBT Award.
Calculation of Bonus for a Participant Assuming Pre-Bonus OIBT of $20MM	Example
Base Pay of Participant	$80,000
X	X
Target Bonus Percentage of Participant	15%
X	X
Payout Percentage from OIBT Funding Matrix =	100% =
OIBT Award	$12,000
X	X
Weighted Average Multiplier on Individual Objectives	.75[1]
Total Bonus Payout	$9,000
1.	This participant had four individual objectives each of which was equally weighted. He received scores of 0,1,1 and 1 for a weighted average score of .75.

Eligibility

All executives and exempt staff who are actively employed by Cross on the last day of the fiscal year are eligible to participate unless otherwise noted or communicated a different incentive plan. The eligibility criteria are based on competitive market review.

Target Bonus Levels

Target bonus incentives will be expressed as a percentage of base salary earned during the year. Target Bonus Percentages are based on market data regarding competitive compensation levels. Incentive percentage levels at threshold achievement will be approximately 10 percent of Target ("Threshold Bonus") and approximately 150 percent of target at Maximum levels of achievement ("Maximum Bonus"). No incentive pool will be created until the Threshold achievement level is attained.
	Base Salary Range ($000)	Target Bonus Percentage (as a % of base pay)*

Level 1	> or = $300	45%
Level A	$200 - < $300	35%
Level B	$130 - < $200	25%
Level C	$100 - < $130	20%
Level D	$80 - < $100	15%
Level E	$60 - < $80	10%
Level F	< $60	5%

* Participants grandfathered under a previous plan may have different Target Bonus Percentages.

International Targe Bonus Matrix

International participants' target bonus percentages will be determined considering numerous factors such as level of base pay, responsibilities and position within the organization.

Payout of Plan Awards

Annual Incentive Awards will be distributed as soon as is practicable after the close of the fiscal year. Awards, if earned, will be a percent of base salary paid for such fiscal year. Base salary does not include any bonus payable under this Plan or any other incentive plan, any life insurance premiums, special compensation, pension benefits, or Crossaver savings plan matching allocations.

Changes in Employment Status

Employees who are participants in the Plan for only part of a fiscal year may participate in the Plan for the period of membership on a pro rata basis so long as the participant was employed no later than June 30 of the fiscal year. Bonuses will be prorated for employees who participate in more than one bonus level during the calendar year, taking into account all bonus levels. However, participants must be actively employed by the Company as of the last day of the fiscal year to be eligible for incentive awards relating to that year. Notwithstanding the foregoing, in the event that a participant is terminated for performance or for cause prior to the distribution of bonuses but after the end of the last day of the fiscal year for which bonuses are being paid, such individual shall not be eligible for a bonus award.

Bonus funding levels will be interpolated to yield the final bonus calculations.

Leaves of Absence, Disability or Death

For participants who are on an approved leave of absence, who become disabled (i.e., eligible for Company LTD benefits) or die while a member of the Plan, awards will be determined in a prorated manner to reflect the period of time the participant was an active member of the Plan. Payout will be made at the time the normal payout would have been made to the participant or participant's beneficiary (ies) if on file; otherwise, payment will be made to the participant's estate.

Administration

The Compensation Committee of the Board of Directors of A. T. Cross Company, whose decisions in all matters will be final, will administer the Plan. The Committee reserves the right, subject to the full Board's approval, to modify, amend, or discontinue this Plan at any time. Any changes or amendments to the Plan will not affect a participant's rights prior to the modification unless the participant provides written consent.

Participation in this Plan does not confer any right to continued employment by A. T. Cross. Similarly, participation in any one year does not necessarily guarantee participation in future years. No member of the Compensation Committee shall have any personal liability in connection with the administration of the Plan.

Definitions

Operating Income Before Taxes (OIBT) Under This Plan

OIBT is defined as the pretax operating income excluding any adjustment for LIFO inventories, restructuring or other non-recurring items, and before allowance for bonus payment under this plan. The Cross and CAD targets will be approved by the Board of Directors considering the annual operating plan.

Cross and CAD OIBT

Cross's OIBT targets include operations of A.T. Cross Company and subsidiaries, branches and divisions that are included in Cross's original 2008 operating plan as approved by the Board.

CAD's OIBT targets include the operations of the Cross Accessory Division on a worldwide basis that are included in CAD's original 2008 operating plan as approved by the Board.

International Calculations

Participants who are located internationally will have their targets and actual results determined utilizing budgeted exchange rates. By utilizing budgeted exchange rates, there will be neither a favorable nor unfavorable impact as a result of fluctuations in foreign exchange. Also, participants who operate in a single country will be measured using local currency, while participants who operate in multiple countries will be measured in United States dollars (utilizing budgeted exchange rates) on a consolidated basis.